EXHIBIT 3.2(b)

AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
DELEK LOGISTICS PARTNERS, LP

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP (the “Partnership”), dated as of November 7, 2012 (the “Partnership Agreement”), is hereby adopted effective as of January 27, 2018, by Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.
RECITALS
WHEREAS, the General Partner desires to amend and restate Section 9.3 (Tax Controversies) and Section 9.4 (Withholding) of the Partnership Agreement in their entirety as a result of amendments made to the Code by the Bipartisan Budget Act of 2015 (the “BBA”); and
WHEREAS, pursuant to Section 6.3(c) and Section 9.4 of the Partnership Agreement, the General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner; and
WHEREAS, pursuant to Section 9.2(b) of the Partnership Agreement, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code; and
WHEREAS, pursuant to Section 9.3 of the Partnership Agreement, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith, and each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings; and
WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes; and
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and
WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and

WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(c) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(ii)(A) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary or appropriate to satisfy certain requirements, conditions or guidelines contained in the Code and the Treasury Regulations promulgated thereunder; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(iv) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
1.     INTERPRETATION
This Amendment is made and delivered pursuant to the Partnership Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Partnership Agreement.
2.     AMENDMENTS TO PARTNERSHIP AGREEMENT
2.1Section 1.1 of the Partnership Agreement is hereby amended by inserting the following definitions alphabetically:
“BBA” means the Bipartisan Budget Act of 2015.
“Imputed Underpayment” means an imputed underpayment under Section 6225 of the Code, as amended by the BBA.
“Partnership Representative” has the meaning set forth in Section 6223 of the Code, as amended by the BBA.
“Tax Matters Partner” has the meaning set forth in Section 6231(a)(7) of the Code, prior to amendment by the BBA.

2.2Section 9.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Section 9.3     Tax Controversies.
(a)    For taxable years beginning on or before December 31, 2017, the General Partner is designated as the Tax Matters Partner. For each taxable year beginning after December 31, 2017, the General Partner shall be or shall designate the Partnership Representative and any other Persons necessary to conduct proceedings under Subchapter C of Chapter 63 of the Code (as amended by the BBA) for such year. Any such designated Person or Persons shall serve at the pleasure of, and act at the direction of, the General Partner. The Partnership Representative, as directed by the General Partner, shall exercise any and all authority of the “partnership representative” under the Code (as amended by the BBA), including, without limitation, (i) binding the Partnership and its Partners with respect to actions taken under Subchapter C of Chapter 63 of the Code (as amended by the BBA), and (ii) determining whether to make any available election under Section 6226 of the Code (as amended by the BBA).
(b) The General Partner (acting through the Partnership Representative to the extent permitted by Section 9.3(a)) is authorized and required to act on behalf of and represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and the General Partner is authorized to expend Partnership funds for professional services and costs associated therewith.
(c)    Each Partner agrees to cooperate with the General Partner (or its designee) and to do or refrain from doing any or all things reasonably requested by the General Partner (or its designee) in its capacity as the Tax Matters Partner or the Partnership Representative, or as a person otherwise authorized and required to act on behalf of and represent the Partnership pursuant to Section 9.3(b).
(d)    The General Partner is authorized to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing or interpreting the partnership audit, assessment and collection rules adopted by the BBA, including any amendments to those rules.
2.3Section 9.4 of the Partnership Agreement is hereby amended and restated in its entirety as follows:
Section 9.4     Withholding and Other Tax Payments by the Partnership.
(a)     If taxes and related interest, penalties or additions to tax are paid by the Partnership on behalf of all or less than all the Partners or former Partners (including, without limitation, any payment by the Partnership of an Imputed Underpayment), the General Partner may treat such payment as a distribution of cash to such Partners, treat such payment as a general expense of the Partnership, or, in the case of an Imputed Underpayment, require that persons who were Partners of the Partnership in the taxable year to which the payment relates (including former Partners) indemnify the Partnership upon request for their allocable share of that payment, in each case as determined appropriate under the circumstances by the General Partner. The amount of any such indemnification obligation of, or deemed distribution of cash to, a Partner or former Partner in respect of an Imputed Underpayment shall be reduced to the extent that the Partnership receives a reduction in the amount of the Imputed Underpayment which, in the determination of the General Partner, is attributable to actions taken by, the tax status or attributes of, or tax information provided by or attributable to, such Partner or former Partner pursuant to or described in Section 6225(c) of the Code (as amended by the BBA).
(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.
3.     GENERAL
3.1Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Partnership Agreement, as amended by this Amendment.
3.2Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

3.3Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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EXHIBIT 3.2(b)

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first written above.
GENERAL PARTNER:

DELEK LOGISTICS GP, LLC

By:    /s/ Kevin Kremke
Name: Kevin Kremke
Title: Executive Vice President and Chief Financial Officer

By:    /s/ Melissa M. Buhrig
Name: Melissa M. Buhrig
Title: Executive Vice President, General Counsel and Secretary